Exhibit (a)(5)(O)

JASON INDUSTRIES, INC. (FORMERLY QUINPARIO ACQUISITION CORP.)

ANNOUNCES RESULTS OF WARRANT TENDER OFFER

MILWAUKEE, WISCONSIN – JULY 21, 2014 /Globe Newswire/ - Jason Industries, Inc., formerly known as Quinpario Acquisition Corp. (Nasdaq: JASN, JASNW) (the “Company” or “Jason”), today announced the results of its previously announced tender offer to purchase up to 9,200,000 of its warrants at the tender offer price of $1.50 per warrant. The warrant tender offer expired at 11:59 p.m., New York City time, on July 18, 2014. Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, as of the expiration of the tender offer, a total of 4,406,227 warrants have been validly tendered and not properly withdrawn for a total purchase price of approximately $6,609,000. Payment for warrants accepted for purchase will be made promptly.

After completion of the warrant tender offer, 13,993,773 warrants remain outstanding. Each outstanding warrant entitles the registered holder to purchase one share of the Company’s common stock at a price of $12.00 per share, subject to adjustment, at any time commencing on July 30, 2014. The warrants will expire at 5:00 p.m., New York time, on June 30, 2019, or earlier upon redemption.

Morrow & Co., LLC acted as the Information Agent for the tender offer. For questions and information, please call the Information Agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

About Jason Industries, Inc.

The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Morton Manufacturing (Libertyville, Ill.), Osborn (Cleveland, Ohio and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., Jason employs more than 4,000 individuals in 15 countries.

Prior to its recently consummated business combination, the Company was a special purpose acquisition company that completed its initial public offering in August 2013. The Company was formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Quinpario Partners I, LLC, which was formed for the express purpose of acting as the sponsor for the Company’s initial public offering, is an affiliate of Quinpario Partners LLC, an investment and operating company formed by Jeffry N. Quinn, former chairman, president and chief executive officer of Solutia Inc.

Forward-looking Statements

This news release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company’s expectations and predictions is subject to a number of risks and uncertainties and depend on a number of factors such as, but not limited to, the performance of the Company and those factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, in its Definitive Proxy Statement on Schedule 14A filed on June 16, 2014 and in the Schedule TO originally filed on May 6, 2014 and amended on June 4, June 5, June 18, June 30 and July 7, 2014 (each available at www.sec.gov), including under the “Risk Factors” section of each such document. These statements speak only as of the date they are made.

Contacts

Media:

Melissa H. Zona

+1 (636) 751-4057

mhzona@quinpario.com

Information Agent:

Morrow & Co., LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and Brokerage Firms: (203) 658-9400

quinpario.info@morrowco.com